Exhibit 99.2

Applied DNA Sciences and H.W. Sands Corp. Sign Agreement to Jointly Market Security Technologies

STONY BROOK, N.Y., July 6, 2010 /Market Wire/ -- Applied DNA Sciences, Inc. (OTC BB: APDN), a provider of DNA-based security solutions, and H.W. Sands Corp., a trusted leader in the global market for advancing security, chemical and card industries, announced the signing of an Agreement to jointly market and sell DNA security-based solutions to clients that are dedicated to protecting their products, supply chains and end consumers from counterfeiting and gray market diversion.

H.W. Sands Corp. has grown to be a trusted leader in the global marketplace since 1983; doing business in more than 30 countries with a distribution network in Japan, China, Korea and Europe. Recently, H.W. Sands Corp. launched a new division in response to the increased demand for security inks and dyes, with the inclusion of DNA as the definitive means for authentication. With its own dedicated team focused on the growing need for the best-in-breed security solutions, H.W. Sands Security will be working with APDN to jointly market and sell forensic DNA markers and authentication services in targeted industry verticals. H.W. Sands Security is currently in negotiations with potential distributors in Brazil, South America, Australia and India. H.W. Sands currently has existing distributors for Japan, China, Korea and Europe. The company’s expertise is in the manufacture of a variety of dyes, inks, and chemical solutions for screen, gravure and flexographic printing. They service Fortune 100 and 500 clients all over the world and renowned for their high quality custom dyes and inks used in hundreds of millions products.

“We are all about delivering outstanding value to our customers by offering best-in-breed DNA technology that secures brand and inspires consumer confidence. With more uncertainty as to whether products are truly genuine, comes the opportunity to provide the most secure and interactive packaging and documentation available on the market. That’s why partnering with Applied DNA Sciences makes perfect sense. There is no doubt in my mind that forensic level marking and authentication will soon become an essential component in brand management,” stated Jeffrey Strahl, Vice President, H.W .Sands Security; the security division of H.W. Sands Corp.

“Our sales and marketing reach is greatly enhanced by our partnership with H.W. Sands Corp. They have significant expertise and reach in multiple industry verticals that complement our efforts, and also expand our growth and market penetration in Asia and abroad,” commented James A. Hayward, CEO of APDN.

About H.W. Sands

H. W. Sands Corp. is a worldwide leader in the design and manufacture of products for the Imaging Industry with a primary focus on the Security, Transaction Card, Electrophotographic, Display/OLED, Ink Jet and Pre-sensitized Printing Plate markets. Established in 1983, H.W. Sands Corp. provides research, development and commercialization of high-value, custom and commercial dyes, chemicals and corollary products that support customers’ product differentiation, thereby increasing brand value and overall profitability. H.W. Sands Corp. is headquartered in Jupiter, Florida and for more information, visit www.hwsands.com.

About APDN

APDN sells patented DNA security solutions to protect products, brands and intellectual property from counterfeiting and diversion. SigNature DNA is a botanical mark used to authenticate products in a unique manner that essentially cannot be copied. APDN also provides BioMaterial GenoTyping™ by detecting genomic DNA in natural materials to authenticate finished products. Both technologies protect brands and products in a wide range of industries and provide a forensic chain of evidence that can be used to prosecute perpetrators. To learn more, go to (www.adnas.com).

The statements made by APDN may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K, filed on December 23, 2009 and our subsequent quarterly reports on Form 10-Q. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

SOURCE Applied DNA Sciences, Inc.

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